Exhibit 3.1(d)

CERTIFICATE OF AMENDMENT
OF
NAMIBIAN COPPER MINES, INC.

Namibian Copper Mines, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of Namibian Copper Mines, Inc., held June 9, 2000, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Articles thereof number “I” so that, as amended, said Article shall be and read as follows:

I.   The name of the corporation is American Southwest Holdings, Inc.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held on June 9, 2000, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said Namibian Copper Mines, Inc. has caused this certificate to be signed by its authorized officer this 9th day of June, 2000.

By:	/s/ John A. Yellich

John Yellich, Vice President
STATE OF ARIZONA	)
) ss
County of Maricopa	)

On this, the 9th day of June, 2000, before me, the undersigned Notary Public, personally appeared John Yellich, known to me to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same for the purposes therein contained.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

My Commission Expires:
10/24/2001	/s/ Lora V. Blume
Notary Public